Prospectus Supplement                                                  FINOVA(R)

(To Prospectus dated July 23, 1997)


$100,000,000                                          FINOVA Capital Corporation
6.50% Notes Due                                           1850 N. Central Avenue
July 28, 2002                                                      P.O. Box 2209
                                                     Phoenix, Arizona 85002-2209

--------------------------------------------------------------------------------

                                 TERMS OF NOTES

*  Interest  paid  on  January  28 and    *  Global   security   held   by   The
   July 28,  accruing from the date we       Depository      Trust      Company,
   issue the Notes.                          generally.

*  First  interest   payment  date  on    *  No redemption  before maturity.  No
   January 28, 1998.                         sinking fund.


     For more details, see "Note Terms" and "Description of the Securities."

                                  TERMS OF SALE

                                                   Underwriting
                                    Price to       Discounts and     Proceeds to
                                    Public(1)       Commissions       FINOVA(2)
                                  -------------   ---------------   ------------
Per Note.....................       99.848%              0.500%         99.348%
Total .......................    $99,848,000           $500,000      $99,348,000

------------

(1) Plus accrued interest, if any, from date of issuance.

(2) Before expenses payable by us estimated at $150,000.





The Notes  have not been  approved  or
disapproved  by the  SEC or any  state
securities commission.

None   of   those    authorities   has
determined that the Prospectus or this
Supplement is accurate or complete.

Any  representation to the contrary is    Book entry  delivery of Notes expected
a criminal offense.                       on   July   28,   1997,   subject   to
                                          conditions.


BancAmerica Securities, Inc.              First Union Capital Markets Corp.


                                  July 23, 1997

                           FINOVA CAPITAL CORPORATION

    FINOVA    Capital     Corporation,        FINOVA's    principal   lines   of
formerly known as Greyhound  Financial    business  are  detailed  more fully in
Corporation  ("FINOVA" or "us"),  is a    the Prospectus. Those lines include:
financial    services   company   that
provides collateralized  financing and        * Commercial Equipment Finance
leasing    products   to    commercial
enterprises  in focused market niches,        * Commercial Finance
principally in the U.S. We concentrate
on lending to midsize  businesses  and        * Commercial Real Estate Finance
have  been in  operation  for  over 42
years.                                        * Communications Finance

    FINOVA  extends  revolving  credit        * Corporate Finance
facilities,  term loans, and equipment
and   real   estate    financing    to        * Factoring Services
"middle-market"     businesses    with
financing   needs  falling   generally        * Franchise Finance
between $500,000 and $35 million.
                                              * Healthcare Finance
    We operate in 15 specific industry
or   market   niches   in  which   our        * Inventory Finance
expertise    in     evaluating     the
creditworthiness     of    prospective        * Portfolio Services
customers  and our  ability to provide
value-added   services  enable  us  to        * Public Finance
differentiate   ourselves   from   our
competitors.    That   expertise   and        * Rediscount Finance
ability  also  enable  us  to  command
product   pricing   that   provides  a        * Resort Finance
satisfactory spread over our borrowing
costs.                                        * Transportation Finance

                                              * FINOVA Investment Alliance


                                   NOTE TERMS

    The following description as of October 1, 1995, between us and supplements the "Description of the The Bank of New York (as successor to
Securities" section in the Prospectus.    First   Interstate  Bank  of  Arizona,
The  Notes  are  to  be  issued  as  a    N.A.), as Trustee.
separate  series of  securities  under
the Indenture dated

Maximum Amount:               $100,000,000 principal amount

Maturity:                     July 28, 2002

Interest Rate:                6.50% per year

Interest Payment Dates:       January 28 and July 28,  accruing from the date we
                              issue the Notes. First interest payment date is January 28, 1998.

Interest Calculations:        Based on a 360-day year of twelve 30-day months

Redemption or Sinking Fund:   None

Form of Note:                 One  global  security,  held  in the  name  of The
                              Depository Trust Company, generally

Settlement and Payment:       Same-day -- immediately available funds

Secondary Trading Payments:   Same-day -- immediately available funds

                                  UNDERWRITING

    We have entered into an dealers at that price less a Underwriting Agreement dated July 23, concession of 0.300%. The Underwriters 1997 with BancAmerica Securities, Inc. or those dealers may allow a discount and First Union Capital Markets Corp., of 0.250% on sales to certain other as Underwriters. The agreement dealers. After the initial public provides that BancAmerica Securities, offering of the Notes, the Inc. will purchase from us $60 million Underwriters may change the public principal amount of the Notes and offering price, concession to dealers
First Union Capital Markets Corp. will    and discount.
purchase $40 million of the Notes. The
Underwriters   will  purchase  all  of        The  Notes  are  a  new  issue  of
those Notes if any of the Notes are securities with no established trading purchased. They need not purchase any market. The Underwriters have advised
Notes unless certain conditions are us that they intend to act as market satisfied. We have agreed to indemnify makers for the Notes. They are not the Underwriters against certain obligated to do so, however, and they liabilities, including civil may discontinue any market making at liabilities under the Securities Act any time without notice. Neither we
of 1933,  or to contribute to payments    nor the  Underwriters  can  assure the
which the Underwriters may be required    liquidity  of any  trading  market for
to make for those liabilities.            the Notes.

    The  Underwriters  advise  us that        The    Underwriters    and   their
they propose to offer the Notes to the affiliates engage in transactions with public initially at the offering price or perform services for us in the set forth on the cover page of this ordinary course of business. Those
Supplement.  They may  offer the Notes    services   include    investment   and
to certain                                commercial  banking  transactions  and
                                          services.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions                       -tion  32  of  the  Regulation   under
                                          Securities   Act  (Ontario)  will  not
    The Notes will not be qualified apply to you if you are an Ontario for distribution under the Canadian purchaser. As a result, you would have securities laws, including the to rely on other available remedies,
qualification   requirements  of  each    including   common  law  or  U.S.  law
province  where  sales  of  Notes  are    rights  of  action   for   damages  or
made.  Any  resales of Notes in Canada    rescission.
must  comply  with those  laws,  or an
exemption from those laws,  which will        All of our directors and officers,
vary   depending   on   the   relevant    and   the   experts   named   in   the
jurisdiction.  You are advised to seek    Prospectus  and  this  Supplement,  as
legal  advice prior to any purchase or    well as our or  their  assets,  may be
resale of the Notes.                      located   outside  of  Canada.   As  a
                                          result,  you may not be able to effect
                                          service of process within Canada on us
Representations of Purchasers             or  them.  It may not be  possible  to
                                          satisfy a judgment  against us or them
    If you are a purchaser of Notes in in Canada or to enforce a judgment Canada and you receive a purchase obtained in Canadian courts outside of
confirmation,  you will be  deemed  to    Canada.
represent to us, the  Underwriters and
your  dealer  that  you  are  entitled
under  provincial  securities  laws to    Notice to British Columbia Residents
purchase the Notes without the benefit
of a  prospectus  qualified  under the        If you are a  purchaser  of  Notes
securities laws of Canada. If required and if the Securities Act (British by law, you will also represent that Columbia) applies, we advise you that
you  are  purchasing  the  Notes  as a    you are required to file a report with
principal and not as an agent. You the British Columbia Securities will also represent that you have Commission within 10 days of the sale reviewed the text above under "Resale of any Notes acquired by you under Restrictions." If you are purchasing this offering. The report must be in the Notes in British Columbia, you the form attached to that commission's will also represent that you are not Blanket Order #95/17, a copy of which
purchasing them as an individual.         may  be   obtained   from  us  or  the
                                          Underwriters.  You need  only file one
                                          report for Notes  acquired on the same
Rights of Action (Ontario Purchasers)     day   under   the   same    prospectus
                                          exemption.
    The Notes are offered by a foreign
issuer,  so the contractual  rights of
action  prescribed  by  sec

Taxation and Eligibility for Investment

    You should  consult your own legal    the  Notes in your  circumstances  and
and    tax    advisors    about    the    whether  you are  eligible to buy them
consequences of investing in              under Canadian law.



                                  LEGAL MATTERS

    Richard Lieberman, Esq., Assistant    Brown & Wood,  LLP will act as counsel
General  Counsel of FINOVA,  will pass    for the Underwriters.
on  the  legality  of  the  securities
offered through this Supplement.

Prospectus                                                             FINOVA(R)
----------



                         FINOVA(R) CAPITAL CORPORATION





                             Senior Debt Securities

    We may offer from time to time the securities in one or more series, under this Prospectus up to $1.5 with the same or various maturities, billion principal amount of our senior at or above par or with original issue debt securities ("securities") on discount, and in fully registered form terms to be determined at the time of or the form of one or more global
sale. We may issue                        securities.


                              Prospectus Supplement

    The Supplement to the Prospectus tained in this Prospectus. It is for each offering of securities will important that you read both this
contain the specific  information  and    Prospectus and the  Supplement  before
terms   for   that    offering.    The    you invest.
Supplement  may also  add,  update  or
change information con-


                                ----------------

The securities  have not been approved
or disapproved by the SEC or any state
securities commission.

None   of   those    authorities   has    We may offer the  securities  directly
determined  that  this  Prospectus  is    or  through  underwriters,  agents  or
accurate or complete.                     dealers.  The Supplement will describe
                                          the    terms    of   that    plan   of
Any  representation to the contrary is    distribution.  "Plan of  Distribution"
a criminal offense.                       below also provides  more  information
                                          on this topic.




                                  July 23, 1997

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered under this Prospectus. Those transactions include over-allotment, stabilizing transactions, short covering transactions and penalty bids. For a description of those activities, see "Plan of Distribution" in the Prospectus. If begun, they may discontinue those activities at any time.


                       WHERE YOU CAN FIND MORE INFORMATION

    We  file  annual,   quarterly  and    Securities  Exchange Act of 1934 until
current reports,  proxy statements and    this offering is completed:
other  information  with the SEC.  You
may read and copy any document we file        * Annual  Report  of Form 10-K for
at the SEC's public reference rooms in          the  year  ended   December  31,
Washington,  D.C.,  New York, New York          1996.
and Chicago, Illinois. Please call the
SEC   at   1-800-SEC-0330   for   more        * Portions of our Proxy  Statement
information  on the  public  reference          on  Schedule  14A for the Annual
rooms and their copy charges.  Our SEC          Meeting of Shareholders  held on
filings  are  also  available  to  the          May  8,   1997  that  have  been
public  from  the  SEC's  web  site at          incorporated  by reference  into
http://www.sec.gov.   You   may   also          our 10-K.
inspect  our  SEC  reports  and  other
information  at  the  New  York  Stock        * Quarterly  Report  on Form  10-Q
Exchange,  20 Broad Street,  New York,          for the quarter  ended March 31,
New York 10005.                                 1997.

    The SEC allows us to  "incorporate        * Current   Reports  on  Form  8-K
by reference" the  information we file          dated  April  18,  and  July 16,
with them, which means we can disclose          1997.
information to you by referring you to
those      documents.      Information
incorporated  by  reference is part of        You may  request  a copy of  those
this  Prospectus.   Later  information    filings,  other than  exhibits,  at no
filed   with  the  SEC   updates   and    cost, by contacting us at:
supersedes this Prospectus.
                                              Treasurer
    We  incorporate  by reference  the        FINOVA Capital Corporation
documents  listed below and any future        1850 N. Central Avenue
filings   made   with  the  SEC  under        P.O. Box 2209
Sections 13(a),  13(c), 14 or 15(d) of        Phoenix, Arizona 85002-2209
the                                           (602) 207-6900


                           FINOVA CAPITAL CORPORATION

    FINOVA    Capital     Corporation,    our  ability  to  provide  value-added
formerly known as Greyhound Financial services enable us to differentiate Corporation ("FINOVA" or "us"), is a ourselves from our competitors. That
financial    services   company   that    expertise  and ability  also enable us
provides collateralized  financing and    to  command   product   pricing   that
leasing    products   to    commercial    provides a  satisfactory  spread  over
enterprises  in focused market niches,    our borrowing costs.
principally in the U.S. We concentrate
on lending to midsize  businesses  and        We seek to maintain a high quality
have  been in  operation  for  over 42    portfolio and to minimize  non-earning
years.                                    assets and write-offs.  We use clearly
                                          defined   underwriting   criteria  and
    FINOVA extends revolving credit stringent portfolio management facilities, term loans, and equipment techniques. We diversify our lending and real estate financing to activities geographically and among a "middle-market" businesses with range of industries, customers and
financing   needs  falling   generally    loan products.
between $500,000 and $35 million.
                                              Due  to  the   diversity   of  our
    We operate in 15 specific industry portfolio, we believe we are better or market niches in which our able to manage competitive changes in
expertise    in     evaluating     the    our  markets  and  to  withstand   the
credit-worthiness    of    prospective    impact of de-
customers and
teriorating  economic  conditions on a        * Factoring  Services  offers full
regional or national basis.  There can          service  factoring  and accounts
be   no   assurance,   however,   that          receivable  management  services
competitive    changes,     borrowers'          for  entrepreneurial  and larger
performance,  economic  conditions  or          firms,  primarily in the textile
other  factors  will not  result in an          and  apparel   industries.   The
adverse   impact  on  our  results  of          annual  factored volume of these
operations or financial condition.              companies is  generally  between
                                                $5 million and $25 million. This
    FINOVA   generates   interest  and          line      provides      accounts
other income through charges  assessed          receivable     and     inventory
on outstanding  loans, loan servicing,          financing  and loans  secured by
leasing  and other  fees.  Our primary          equipment and real estate.
expenses  are the costs of funding our
loan  and  lease  business,  including        * Franchise     Finance     offers
interest paid on debt,  provisions for          equipment,   real   estate   and
possible   credit  losses,   marketing          acquisition     financing    for
expenses,    salaries   and   employee          operators     of     established
benefits,    servicing    and    other          franchise concepts.  Transaction
operating expenses and income taxes.            sizes   generally   range   from
                                                $500,000 to $15 million.

Lines of Business                             * Healthcare Finance offers a full
                                                range   of   working    capital,
    We operate the following principal          equipment    and   real   estate
lines of business:                              financing  products for the U.S.
                                                health      care       industry.
    * Commercial   Equipment   Finance          Transaction    sizes   typically
      offers equipment  leases,  loans          range  from   $500,000   to  $25
      and  "turnkey"  financing  to  a          million.
      broad     range    of    midsize
      companies.   Specialty   markets        * Inventory    Finance    provides
      include the  corporate  aircraft          inbound and  outbound  inventory
      and emerging  growth  technology          financing,              combined
      industries,            primarily          inventory/accounts    receivable
      biotechnology  and  electronics.          lines  of  credit  and  purchase
      Typical  transaction sizes range          order  financing  for  equipment
      from $500,000 to $15 million.             distributors,        value-added
                                                resellers       and      dealers
    * Commercial     Finance    offers          nationwide.   Transaction  sizes
      collateral-oriented    revolving          generally range from $500,000 to
      credit facilities and term loans          $30 million.
      for manufacturers, distributors,
      wholesalers      and     service        * Portfolio    Services   provides
      companies.  Typical  transaction          customized  receivable servicing
      sizes range from  $500,000 to $3          and  collections  for  timeshare
      million.                                  developers and other  generators
                                                of consumer receivables.
    * Commercial  Real Estate  Finance
      provides   term   financing  for        * Public     Finance      provides
      hotel,  anchored retail,  office          tax-exempt   term  financing  to
      and  owner-occupied  properties.          state and local  governments and
      Typical  transaction sizes range          non-profit corporations. Typical
      from $5 million to $25 million.           transaction   sizes  range  from
                                                $100,000   to  $5   million.
    * Communications           Finance
      specializes in term financing to        * Rediscount     Finance    offers
      advertising    and   subscriber-          revolving  credit  facilities to
      supported  businesses  including          the independent consumer finance
      radio and  television  stations,          industry     including    sales,
      cable     operators,     outdoor          automobile, mortgage and premium
      advertising       firms      and          finance    companies.    Typical
      publishers.  Typical transaction          transaction  sizes range from $1
      sizes  range  from $1 million to          million to $40 million.
      $40 million.
                                              * Resort   Finance    focuses   on
    * Corporate   Finance  provides  a          construction,   acquisition  and
      full range of cash flow-oriented          receivables     financing     of
      and    asset-based    term   and          timeshare  resorts  worldwide as
      revolving   loan   products  for          well  as  term   financing   for
      manufacturers,      wholesalers,          established  golf resort  hotels
      distributors,          specialty          and   receivables   funding  for
      retailers,  and  commercial  and          developers    of   second   home
      consumer   service   businesses.          communities. Typical transaction
      Typical  transaction sizes range          sizes  range  from $5 million to
      from $2 million to $40 million.           $35 million.

                                              * Transportation           Finance
                                                structures    equipment   loans,
                                                leases,   acquisition  financing
                                                and   leveraged   lease   equity
                                                investments for
      commercial  and  cargo  airlines        FINOVA  Capital   Corporation,   a
      worldwide,     railroads     and    Delaware       corporation,        was
      operators        of        other    incorporated   in  1965   and  is  the
      transportation           related    successor to a California  corporation
      equipment. Typical transaction that was formed in 1954. Our principal sizes range from $5 million to executive offices are located at 1850
      $30 million.                        N.  Central  Avenue,  P.O.  Box  2209,
                                          Phoenix,   Arizona   85002-2209.   Our
    * FINOVA    Investment    Alliance    telephone  number  is (602)  207-6900.
      provides  equity  and  mezzanine    All of our  capital  stock is owned by
      debt financing for midsize The FINOVA Group Inc. whose stock is businesses in partnership with traded on the New York Stock Exchange.
      institutional    investors   and
      selected fund sponsors.  Typical
      transaction  sizes range from $2
      million to $15 million.


                        RATIO OF INCOME TO FIXED CHARGES

 Three
 Months
 Ended
March 31,    Year Ended December 31,
--------- ----------------------------
  1997    1996  1995  1994  1993  1992
  ----    ----  ----  ----  ----  ----    Income  available  for fixed  charges,
  1.54    1.50  1.44  1.58  1.50  1.37    for  purposes of  computing  the above
                                          ratios,   consists   of  income   from
Variations in interest rates generally continuing operations before income do not have a substantial impact on taxes plus fixed charges. Fixed the ratio because fixed-rate and charges consist of interest and floating-rate assets are generally related debt expense, and a portion of matched with liabilities of similar rental expense determined to be
rate and term.                            representative of interest.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements contained egy, the effect of economic in this Prospectus and any conditions, the performance of our Supplements, including information borrowers, actions of our competitors incorporated by reference, discuss and our ability to respond to those
future      expectations,      contain    actions,  the  cost  of  our  capital,
projections of results of operation or which may depend in part on our financial condition or state other portfolio quality, ratings, prospects forward-looking information. Known and and outlook, changes in governmental unknown risks, uncertainties and other regulation, tax rates and similar factors could cause the actual results matters, the results of litigation, to differ materially from those the ability to attract and retain contemplated by those statements. The quality employees and other risks forward-looking information is based detailed in our other filings with the on various factors and was derived SEC. We do not promise to update
using numerous assumptions.               forward-looking information to reflect
                                          actual    results    or   changes   in
    Important  factors  that may cause    assumptions   or  other  factors  that
the actual results to differ  include,    could affect those statements.
without limitation, the results of our
efforts  to  implement   our  business
strat-


                                 USE OF PROCEEDS

    We intend to use the net proceeds financing transactions and capital from the sale of the securities for expenditures. We will describe in the general corporate purposes. Those Supplement any proposed use of
purposes   include  the  repayment  or    proceeds   other   than  for   general
refinancing of debt,  acquisitions  in    corporate purposes.
the   ordinary   course  of  business,
working capital, investment in

                          DESCRIPTION OF THE SECURITIES

    We will issue the securities under        * Any other terms  consistent with
an  Indenture  dated as of  October 1,          the Indenture.
1995, as supplemented and amended from
time to time,  between us and The Bank        We may authorize and determine the
of New York (formerly First Interstate    terms of a  series  of  securities  by
Bank, N.A.), as Trustee. The Indenture resolution of our board of directors is filed as an exhibit to the or one of its committees or through a
registration  statement  of which this    supplemental indenture.
Prospectus is a part. To obtain a copy
of the  Indenture,  see "Where You Can
Find More  Information." The following    Form of Securities
description  is a brief summary of and
is  subject  to all the  terms  of the        The  securities  will be issued in
Indenture.                                registered form. Unless the Supplement
                                          otherwise provides, securities will be
                                          issued   as   one   or   more   global
General                                   securities.  This  means  that we will
                                          not issue certificates to each holder.
    The  securities  offered  by  this    We   will   generally   issue   global
Prospectus will be limited to $1.5 securities in the total principal billion principal amount. The amount of the securities distributed Indenture does not limit the amount of in that series. We will issue securities we could offer under it. We securities only in denominations of can issue securities in one or more $1,000 or integral multiples of that series, in each case as authorized by amount, unless the Supplement states
us from time to time.  Each series may    otherwise.
differ   as  to   their   terms.   The
securities   will  be  our   unsecured
general  obligations  and  will not be    Global Securities
subordinated   to  our  other  general
indebtedness.                                 In General.  Securities  in global
                                          form  will  be  deposited  with  or on
    The  Supplement  will  address the    behalf   of   a   depositary.   Global
following terms of the securities:        securities  are  represented by one or
                                          more  global   certificates   for  the
    * Their title.                        series  registered  in the name of the
                                          depositary or its nominee.  Securities
    * Any  limits  on  the   principal    in global form may not be  transferred
      amounts to be issued.               except   as   a   whole    among   the
                                          depositary,   a   nominee   of   or  a
    * The dates on which the principal    successor  to the  depositary  and any
      is payable.                         nominee  of  that  successor.   Unless
                                          otherwise     identified     in    the
    * The rates (which may be fixed or    Supplement, the depositary will be The
      variable)  at which  they  shall    Depositary Trust Company.
      bear interest, or the method for
      determining rates.                      No     Depositary     or    Global
                                          Securities.  If  a  depositary  for  a
    * The dates from which the series is unwilling or unable to interest will accrue and will be continue as depositary, and a payable, or the method of successor is not appointed by us determining those dates, and any within 90 days, we will issue
      record  dates  for the  payments    securities    of   that    series   in
      due.                                definitive  form in  exchange  for the
                                          global  security or securities of that
    * Any provisions for redemption at series. We may also determine at any our option or otherwise, time in our discretion not to use
      including  the  periods,  prices    global  securities for any series.  In
      and terms of redemption.            that event,  we will issue  securities
                                          in definitive form.
    * Any  sinking   fund  or  similar
      provisions, whether mandatory or        Ownership     of    the     Global
      at the holder's option, along Securities/Beneficial Ownership. So with the periods, prices and long as the depositary or its nominee terms of redemption, purchase or is the registered owner of a global
      repayment.                          security, that entity will be the sole
                                          holder of the  securities  represented
    * The amount or percentage payable by that instrument. FINOVA and the if we accelerate their maturity, Trustee are only required to treat the if other than the principal depositary or its nominee as the legal
      amount.                             owner  of  those  securities  for  all
                                          purposes under the Indenture.
    * Any  changes  to the  events  of
      default or  covenants  set forth        Each    actual     purchaser    of
      in the Indenture.                   securities  represented  by  a  global
                                          security (a "beneficial owner")
will  not  be   entitled   to  receive    dealers,   banks,   trust   companies,
physical delivery of certificated clearing corporations and certain securities, will not be considered the other organizations who directly holders of those securities for any participate in DTC (each a "direct purpose under the Indenture, and will participant"). Other entities
not be able to  transfer  or  exchange    ("indirect  participants")  may access
the  global  securities,  unless  this    DTC's system by clearing  transactions
Prospectus or the  Supplement  provide    through  or  maintaining  a  custodial
to the  contrary.  As a  result,  each    relationship with direct participants,
beneficial  owner  must  rely  on  the    either  directly  or  indirectly.  The
procedures of the depositary to rules applicable to DTC and its exercise any rights of a holder under participants are on file with the SEC. the Indenture. In addition, if the
beneficial  owner is not a  direct  or        DTC    Activities.    DTC    holds
indirect participant in the depositary securities that its participants (each a "participant"), the beneficial deposit with it. DTC also facilitates owner must rely on the procedures of the settlement among participants of the participant through which it owns securities transactions, such as its beneficial interest in the global transfers and pledges, in deposited
security.                                 securities      through     electronic
                                          computerized   book-entry  changes  in
    The  laws  of  some  jurisdictions    participant's   accounts.   Doing   so
require  that  certain  purchasers  of    eliminates   the  need  for   physical
securities  take physical  delivery of    movement of securities certificates.
the securities in  certificated  form.
Those  laws and the  above  conditions        Participant's  Records.  Except as
may impair the ability to transfer otherwise provided in this Prospectus beneficial interests in the global or a Supplement, purchases of the
securities.                               securities  must be made by or through
                                          direct   participants,    which   will
                                          receive a credit for the securities on
The Depository Trust Company              the    depositary's    records.    The
                                          beneficial  owner's ownership interest
    The following is based on is in turn to be recorded on the information furnished by The direct and indirect participant's Depository Trust Company ("DTC") and records. Beneficial owners will not applies to the extent it is the receive written confirmations from the depositary, unless otherwise stated in depositary of their purchase, but they
a Supplement:                             are  expected to receive  them,  along
                                          with  periodic   statements  of  their
    Registered Owner. The securities holdings, from the direct or indirect will be issued as fully registered participants through whom they entered
securities  in the  name of Cede & Co.    into the transaction.
(DTC's partnership nominee). One fully
registered  global security  generally        Transfers   of  interests  in  the
will be issued for each $200 million global securities will be made on the principal amount of securities. The books of the participants on behalf of Trustee will deposit the global the beneficial owners. Certificates securities with the depositary. The representing the interest of the deposit of the global securities with beneficial owners in the securities
DTC and its  registration  in the name    will not be issued  unless  the use of
of  Cede & Co.  will  not  change  the    global   securities  is  suspended  as
beneficial     ownership     of    the    provided above.
securities.
                                              The depositary has no knowledge of
    DTC Organization. The Depository the actual beneficial owners of the Trust Company is a limited-purpose global securities. Its records only trust company organized under the New reflect the identity of the direct York Banking Law, a "banking participants as owners of the organization" within the meaning of securities. Those participants may or
that  law,  a  member  of the  Federal    may  not  be  the  beneficial  owners.
Reserve System, a "clearing Participants are responsible for corporation" within the meaning of the keeping account of their holdings on
New York Uniform  Commercial Code, and    behalf of their customers.
a "clearing  agency"  registered under
the  provisions  of Section 17A of the        Notices   Among  the   Depositary,
Securities  Exchange  Act of 1934,  as    Participants  and  Beneficial  Owners.
amended.                                  Notices  and other  communications  by
                                          the depositary,  its  participants and
    DTC is owned by a number of its the beneficial owners will be governed direct participants and by the New by arrangements among them, subject to
York   Stock   Exchange,   Inc.,   the    any legal requirements in effect.
American Stock Exchange,  Inc. and the
National   Association  of  Securities        Voting Procedures. Neither DTC nor
Dealers,   Inc.  Direct   participants    Cede & Co.  will  consent or vote with
include securities brokers and            respect to the global
securities.  The depositary  generally    Payment and Paying Agent
mails  an  omnibus  proxy  to us  just
after the applicable record date. That        If the  securities are not held in
proxy assigns Cede & Co.'s consenting global form, we will make payment of or voting rights to the direct principal and premium, if any, against participants to whose accounts the surrender of the securities at the securities are credited at that time. principal office of the Trustee in New
                                          York,   New  York.  We  will  pay  any
    Payments. Principal and interest installment of interest on securities payments made by us will be delivered to the record holder on the record to the depositary. DTC's practice is date for that interest. We can make to credit direct participants' those payments through the Trustee, as accounts on the applicable payment noted above, by check mailed by first date unless it has reason to believe class mail to the registered holders it will not receive payment on that at their registered address or by wire
date.   Payments  by  participants  to    transfer to an eligible account of the
beneficial  owners will be governed by    registered holder.
standing  instructions  and  customary
practices,   as  is  the   case   with        If  any  payments  of   principal,
securities   held  for   customers  in    premium or  interest  are not  claimed
bearer form or registered in "street within three years of the date the name." Those payments will be the payment became due, those funds are to responsibility of that participant, be repaid to us. The beneficial owners not the depositary, the Trustee or us, of those interests will thereafter subject to any legal requirements in look only to us for payment for those
effect at that time.                      amounts.

    We are  responsible for payment of
principal,  interest and  premium,  if    Certain Indenture Provisions
any,   to   the   Trustee,    who   is
responsible   to   pay   it   to   the        Certain Definitions. The following
depositary. The depositary is is a summary of certain terms defined responsible for disbursing those in the Indenture. Those terms shall be
payments to direct  participants.  The    determined    in    accordance    with
participants are responsible for generally accepted accounting disbursing payments to the beneficial principles, unless otherwise
owners.                                   indicated.

                                              "Consolidated Net Tangible Assets"
Transfer or Exchange of Securities        means   the   total   of  all   assets
                                          reflected on the most recent quarterly
    You may  transfer or exchange  the    or annual  consolidated  balance sheet
securities (other than a global of us and our consolidated security) without service charge at Subsidiaries, at their net book values our office designated for that purpose (after deducting related depreciation, or at the office of any transfer agent depletion, amortization and all other or security registrar identified under valuation reserves), less the
the  Indenture.  You  must  execute  a    aggregate  of our current  liabilities
proper  form of  transfer  and pay any    and   those   of   our    consolidated
taxes and other  governmental  charges    Subsidiaries reflected on that balance
resulting from that action. You may sheet. We exclude from assets transfer or exchange the securities goodwill, unamortized debt discount other than a global security initially and all other like intangible assets. at our offices at 1850 N. Central For purposes of this definition,
Avenue, P.O. Box 2209, Phoenix, "current liabilities" include all Arizona 85002-2209 or at our office or indebtedness for money borrowed, agency established for that purpose in incurred, issued, assumed or
New York, New York.                       guaranteed by us and our  consolidated
                                          Subsidiaries,  and other  payables and
    Securities    in    the    several    accruals,  in  each  case  payable  on
denominations will be interchangeable demand or due within one year of the without service charge, but we may date of determination, but shall
require  payment  to cover  taxes  and    exclude any portion of long-term  debt
other governmental charges. The maturing within one year of that date Trustee will initially act as of determination, all as reflected on
authenticating    agent    under   the    the  consolidated  balance sheet of us
Indenture.                                and our consolidated Subsidiaries.

                                              "Lien"  means  any  lien,  charge,
Same-Day Settlement and Payment           claim,   security  interest,   pledge,
                                          hypothecation,  right of another under
    Unless  the  Supplement  otherwise    any  conditional  sale or other  title
provides,   the  securities   will  be    retention   agreement   or  any  other
settled   in   immediately   available    encumbrance    affecting    title   to
funds. We will make payments of property. Lien includes any lease principal and interest in immediately under a sale and leaseback
available funds.                          arrangement.

    "Subsidiary" means any corporation        * Incidental    or    undetermined
a  majority  of the  Voting  Stock  of          construction,    mechanics    or
which   is    owned,    directly    or          similar  Liens  arising  in  the
indirectly,  by us or by one  or  more          ordinary   course  of   business
Subsidiaries  or by us and one or more          relating  to   obligations   not
Subsidiaries.                                   overdue   or  which   are  being
                                                contested  by us or a Restricted
    "Restricted   Subsidiary"  is  any          Subsidiary  in  good  faith  and
Subsidiary  a  majority  of the Voting          deposits  for  release  of  such
Stock of which is owned,  directly, by          Liens.
us  or  by  one  or  more   Restricted
Subsidiaries  or by us and one or more        * Zoning  restrictions,  licenses,
Restricted  Subsidiaries  and which is          easements       and      similar
designated  as such by  resolution  of          encumbrances   or   defects   if
our Board of Directors.                         immaterial.

    "Unrestricted   Subsidiary"  means        * Other  Liens  immaterial  in the
any Subsidiary other than a Restricted          aggregate  incidental  to our or
Subsidiary.                                     the   Restricted    Subsidiary's
                                                business or property, other than
    "Voting  Stock" means stock of any          for indebtedness.
class or classes (however  designated)
having  ordinary  voting power for the        * Banker's   liens   and  set  off
election  of a majority of the members          rights in the ordinary course of
of the  board  of  directors  (or  any          business.
governing  body) of that  corporation,
other  than  stock  having  that power        * Leasehold  or  purchase  rights,
only by reason of the  happening  of a          exercisable       for       fair
contingency.                                    consideration,  arising  in  the
                                                ordinary course of business.
    Limitation on Liens. The Indenture
provides    that    FINOVA   and   its        * Liens on property or  securities
Restricted   Subsidiaries   will   not          existing when an entity  becomes
create,  assume,  incur or allow to be          a   Restricted   Subsidiary   or
created,  assumed  or  incurred  or to          merges  with us or a  Restricted
exist  any Lien on any of our or their          Subsidiary,  provided  it is not
properties   unless  we   secure   the          incurred  in   anticipation   of
securities  equally and  ratably  with          those events.
any other  obligation so secured.  The
Indenture   contains   the   following        * Liens on property or  securities
exceptions to that prohibition:                 existing    at   the   time   of
                                                acquisition.
    * Leases   of   property   in  the
      ordinary  course of  business or        * Liens  in a  total  amount  less
      if the property is not needed in          than  $25   million,   excluding
      the operation of our business.            Liens covered by the  exceptions
                                                noted above.
    * Purchase      money     security
      interests that are  non-recourse        * Liens securing  indebtedness  of
      to   us   or   our    Restricted          us  or a  Restricted  Subsidiary
      Subsidiaries   except   to   the          provided those and similar Liens
      extent   of  the   property   so          on  indebtedness  do not  exceed
      acquired  or any  proceeds  from          10% of Consolidated Net Tangible
      that property, or both.                   Assets,     excluding    certain
                                                preexisting   indebtedness   and
    * Governmental     deposits     or          those Liens permitted above.
      security as a  condition  to the
      transaction  of  business or the        Merger,  Consolidation and Sale of
      exercise of a  privilege,  or to    Assets. We can not merge with or into,
      maintain self-insurance, or to consolidate with, sell or lease all or participate in any fund in substantially all of our assets to, or
      connection     with     worker's    purchase all or substantially  all the
      compensation,       unemployment    assets of another  corporation  unless
      insurance, pensions, social we will be the surviving corporation security, or for appeal bonds. or the successor is incorporated in
                                          the  U.S.   and  assumes  all  of  our
    * Liens for taxes or assessments obligations under the securities and not yet due or which are payable the Indenture, provided that without a penalty or are being immediately after that transaction, no contested in good faith and with default will exist. A purchase by a adequate reserves, so long as Subsidiary of all or substantially all foreclosure or similar the assets of another corporation will proceedings are not commenced. not be a purchase of those assets by
                                          us.   If,   however,    any   of   the
    * Judgment Liens that have not transactions noted in this paragraph remained undischarged or occurs and results in a Lien on any of unstayed for more than 6 months. our properties (except as permitted above), we must
simultaneously  secure the  securities            Holders  of  a  majority  of a
equally  and  ratably  with  the  debt        series may control certain actions
secured by that Lien.                         of the  Trustee and may waive past
                                              defaults for that  series.  Except
    Modification   of  the  Indenture.        as provided in the Indenture,  the
FINOVA and the  Trustee  may amend the        Trustee  will  not  be  under  any
Indenture   without   consent  of  the        obligation  to exercise any of the
holders  of  securities  to do certain        rights or  powers  vested in it by
things,  such as establishing the form        the   Indenture  at  the  request,
and terms of any series of securities.        order or  direction  of any holder
We must  obtain  consent of holders of        unless  one or more of them  shall
at least two-thirds of the outstanding        have offered reasonable  indemnity
securities  affected  by a  change  to        to the Trustee.
amend  the terms of the  Indenture  or
any  supplemental   indenture  or  the            If an event of default  occurs
rights   of  the   holders   of  those        and is continuing, the Trustee may
securities.                                   reimburse     itself    for    its
                                              reasonable     compensation    and
    Unanimous  consent is required for        expenses  incurred out of any sums
changes to extend  the fixed  maturity        held  or  received  by  it  before
of   any   securities,    reduce   the        making any payments to the holders
principal,  redemption premium or rate        of the securities of the defaulted
of   interest,   extend  the  time  of        series.
payment of  interest,  change the form
of  currency  or to limit the right to            The  right of any  holders  of
sue for  payment on or after  maturity        securities of a series to commence
of the securities.  Unanimous  consent        an  action   for  any   remedy  is
is also  required  to reduce the level        subject  to  certain   conditions,
of consents needed to approve any such        including the requirement that the
change.  The Trustee  must  consent to        holders  of at  least  25% of that
changes  modifying its rights,  duties        series  request  that the  Trustee
or immunities.                                take   such   action,   and  offer
                                              reasonable    indemnity   to   the
    Defaults.  Events of default under        Trustee  against  its  liabilities
the Indenture for any series are:             incurred in doing so.

    * Failure   for  30  days  to  pay
      interest  on any  securities  of    Defeasance
      that series.
                                              We may defease the securities of a
    * Failure to pay principal  (other    series,  meaning we would  satisfy our
      than sinking fund redemptions) duties under that series before or premium, if any, on maturity. We may do so by depositing
      securities of that series.          with the  Trustee,  in  trust  for the
                                          benefit of the holders,  either enough
    * Failure for 30 days to pay any funds to pay, or direct U.S. sinking fund installment on that government obligations that, together
      series.                             with the  income on those  obligations
                                          (without        considering        any
    * Violation of a covenant under reinvestment), will be sufficient to the Indenture pertaining to that pay, the obligation of that series, series that persists for at including principal, premium, if any,
      least  90  days   after  we  are    and interest. Certain other conditions
      notified  by the  Trustee or the    must be met  before  we may do so.  We
      holders of 25% of the series.       must  deliver  an  opinion  of counsel
                                          that the  holders of that  series will
    * Default in other instruments or have no Federal income tax under any other series of consequences as a result of that
      securities      resulting     in    deposit.
      acceleration   of   indebtedness
      over $15  million,  unless  that
      default    is    rescinded    or    Concerning the Trustee
      discharged  within 10 days after
      written notice by the Trustee or        The Trustee is one of the banks in
      the   holders  of  10%  of  that    one of our credit  agreements and from
      series.                             time  to  time   may   perform   other
                                          banking,  trust or related services on
    * Bankruptcy,     insolvency    or    behalf of FINOVA or our customers.
      similar event.

    * Any other event of default  with
      respect  to  the  securities  of
      that series.

        If an event of default  occurs
    and continues,  the Trustee or the
    holders  of at  least  25%  of the
    series    may    declare     those
    securities due and payable. We are
    required to certify to the Trustee
    annually as to our compliance with
    the Indenture.

                              PLAN OF DISTRIBUTION

    We  may   offer   the   securities        We or the  underwriters  or agents
directly or through underwriters, may solicit offers by institutions dealers or agents. The Supplement will approved by us to purchase securities identify those underwriters, dealers under contracts providing for payment or agents and will describe that plan in the future. Permitted institutions of distribution. Firms not so named include commercial and savings banks, will have no direct or indirect insurance companies, pension funds, participation in any underwriting of investment companies, educational and those securities, although a firm may charitable institutions and others. participate in the distribution of Certain conditions apply to those
securities     under     circumstances    purchases.
entitling  it to a dealer's  allowance
or agent's commission.                        Any   underwriter  may  engage  in
                                          over-allotment,            stabilizing
    We     anticipate     that     any    transactions,      short      covering
underwriting  agreement  will  entitle    transactions   and  penalty   bids  in
the underwriters to indemnity against accordance with Regulation M under the certain civil liabilities under the Securities Exchange Act of 1934. Federal securities laws and other Over-allotment involves sales in laws, provide that their obligations excess of the offering size, which to purchase the securities will be creates a short position. Stabilizing subject to certain conditions, and transactions permit bids to purchase generally require them to purchase all the underlying security so long as the of the securities if any are stabilizing bids do not exceed a
purchased.                                specified   maximum.   Short  covering
                                          transactions  involve purchases of the
    Unless   otherwise  noted  in  the    securities  in the open  market  after
Supplement, the securities will be the distribution is completed to cover offered by the underwriters, if any, short positions. Penalty bids permit
when,   as  and  if   issued   by  us,    the  underwriters to reclaim a selling
delivered   to  and  accepted  by  the    concession  from  a  dealer  when  the
underwriters   and  subject  to  their    securities   originally  sold  by  the
right to reject  orders in whole or in    dealer  are  purchased  in a  covering
part.                                     transaction to cover short  positions.
                                          Those  activities  may cause the price
    We may sell securities to dealers, of the securities to be higher than it as principals. Those dealers may then would otherwise be. If commenced, the resell the securities to the public at underwriters may discontinue those
varying  prices  set by those  dealers    activities at any time.
from time to time.
                                              The Supplement  will set forth the
    We may also  offer the  securities    anticipated   delivery   date  of  the
through agents.  Agents  generally act    securities being sold at that time.
on a "best efforts" basis during their
appointment,   meaning  they  are  not
obligated to purchase the securities.

    Dealers and agents may be entitled
to  indemnification as underwriters by
us against certain  liabilities  under
the Federal  securities laws and other
laws.


                                  LEGAL MATTERS

    Unless   otherwise   noted   in  a    spectus and any Supplement and Brown &
Supplement, William J. Hallinan, Esq.,    Wood LLP will act as  counsel  for any
Senior Vice President-General  Counsel    underwriters or agents.
to FINOVA,  will pass on the  legality
of the securities offered through this
Pro-


                                     EXPERTS

    Deloitte & Touche LLP, independent ended December 31, 1996. The financial auditors, have audited the financial statements are incorporated into this statements for FINOVA incorporated in Prospectus by reference in reliance this Prospectus by reference from our upon their report given upon their Annual Report on Form 10-K for the authority as experts in accounting and
year                                      auditing.

=====================================     ======================================




You   should    rely   only   on   the
information     contained     in    or
incorporated   by  reference  in  this
Prospectus  or in the  Supplement.  We
have  authorized no one to provide you
with different information.
                                                        FINOVA(R)
We are not  making  an  offer of these
securities  in any location  where the
offer is not permitted.

You  should   not   assume   that  the                    FINOVA
information  in this  Prospectus or in                    Capital
the Supplement,  including information                  Corporation
incorporated by reference, is accurate
as of any date  other than the date on
the   front  of  the   Prospectus   or
Supplement, as applicable.

           ----------------                             6.50% Notes
                                                     Due July 28, 2002

           TABLE OF CONTENTS

                                  Page
                                  ----

         PROSPECTUS SUPPLEMENT

FINOVA Capital Corporation ......  S-2

Note Terms ......................  S-2

Underwriting ....................  S-3
                                                   PROSPECTUS SUPPLEMENT
Notice to Canadian Residents ....  S-3

Legal Matters ...................  S-4

           PROSPECTUS

Where You Can Find More
   Information ..................   2

FINOVA Capital Corporation ......   2

Ratio of Income to Fixed Charges    4

Special Note Regarding                         BancAmerica Securities, Inc.
   Forward-Looking Statements ...   4

Use of Proceeds .................   4                   First Union
                                                   Capital Markets Corp.
Description of the Securities ...   5

Plan of Distribution ............  10

Legal Matters ...................  10

Experts .........................  10



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